Exhibit 10.1

[Superior Energy Services, Inc. Letterhead]

November 12, 2004

Mr. Terence E. Hall

1105 Peters Road

Harvey, Louisiana 70058

Dear Terry:

Reference is made to that certain Amended and Restated Employment Agreement dated as of July 15, 1999 (the "Employment Agreement") between Superior Energy Services, Inc. (the "Company") and you. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

This letter will confirm the agreement by and between the Company and you with respect to the terms of your continued employment with the Company as its Chairman of the Board and Chief Executive Officer following the appointment of Kenneth L. Blanchard as President of the Company. Following the appointment of Mr. Blanchard as President, you agree that, effective as of the date hereof, the word "President" shall be deleted from the list of officer positions you shall hold in Section 6(d)(i)(A)(2) of the Employment Agreement.

If the foregoing correctly sets forth our agreement, please indicate your acceptance in the space provided for that purpose below, whereupon it will become a valid, legal, binding and enforceable agreement between us.

Very truly yours,

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ Terence E. Hall
Terence E. Hall